                                                                    EXHIBIT 99.2
Event ID:   1350595
Culture:   en-US
Event Name: Q2 2006 Quanta Capital Holdings Ltd. Earnings Conference Call
Event Date: 2006-08-09T13:00:00 UTC

******************************************************
Notes:
Converted From Text Transcript
1350595
Q2 2006 Quanta Capital Holdings Ltd. Earnings Conference Call
August 9, 2006
C: Sabrena Tufts; Quanta Capital Holdings Ltd.; VP of Corporate Communications
C: Jim Ritchie; Quanta Capital Holdings Ltd.; Chairman
C: Bob Lippincott; Quanta Capital Holdings Ltd.; Interim CEO and Deputy Chairman
C: Jonathan Dodd; Quanta Capital Holdings Ltd.; CFO
P: Kenneth Billingsley; BB&T Capital Markets; Analyst
P: Mark Dwelle; Ferris, Baker, Watts Inc.; Analyst
P: Bill Stern; Stern Brothers; Analyst
P: Jay Willadsen; Lee Munder Capital; Analyst
P: Michael Spector; Bakken Capital; Analyst

+++ presentation Operator: Welcome to Quanta Capital Holdings Second Quarter
Results Conference Call.

[OPERATOR INSTRUCTIONS]

As a reminder, this conference call is being recorded. I would now like to turn the call over to Sabrena Tufts, Quanta's Vice President of Corporate
Communications. Please proceed.

Sabrena Tufts: Good morning, everyone. Thank you for joining us today to review
Quanta's second quarter results. Leading today's call are Jim Ritchie, our
Chairman, Bob Lippincott, our Interim Chief Executive Officer and Deputy
Chairman, and Jonathan Dodd, our Chief Financial Officer. Our second quarter earnings release was issued yesterday and our Form 10-Q is expected to be filed with the Securities and Exchange Commission later today.

We have also posted our second quarter financial supplement on our website, both can be accessed through the investor information section of the Quanta website at www.quantaholdings.com. A replay of this call will also be available today from 11:00 AM Eastern until August the 16th at midnight Eastern time. The toll-free number for the replay is 888-286-8010, and the international number is
+617-801-6888. The pass code to be used for both dial-in numbers is 74520361.

Before we begin, I'd like to note that this conference call contains forward-looking statements including statements regarding the company's performance, and other

statements that are made pursuant to the Safe Harbor provisions of the Private
Securities Litigation Reform Act of 1995. Forward-looking statements are based on our estimates and assumptions and are subject to a number of risks and uncertainties and other factors beyond the company's control, which may cause material differences in actual results. These factors are detailed in Quanta's annual report on Form 10-K and its other filings with the SEC. We do not intend to update these forward-looking statements.

I would now like to turn the call over to Jim Ritchie, our Chairman.

Jim Ritchie: Thank you, Sabrena. Good morning everyone and thanks for joining us today on our second quarter call. I'm going to speak to you for a few minutes about our recent developments and then turn it over to Bob Lippincott for further comment on the state of the business. Jonathan Dodd will then review the quarterly results and provide an update on our financial position. We will conclude by taking your questions. As you know, on May 25th we announced that we were no longer underwriting or seeking new business, and that we were placing most of specialty insurance and reinsurance lines into orderly run off.

This decision was made in connection with our ongoing evaluation of strategic alternatives, and in consultation with our financial advisors. Our Lloyd's
Syndicate, Syndicate 4000, and our environmental consulting business ESC are not included in the run-off plan and are continuing to seek new business. The second quarter financial results were, as expected, heavily influenced by the run-off decision. First, we recorded an additional provision for employee severance of approximately $10.7 million. This, along with the 5.2 million recorded in the first quarter, provides for the cost of ultimately bringing our headcount down from around 183 people at the beginning of the year, to approximately 35 people as we execute the first phase of our runoff plan over the next year.

These headcount numbers, of course, exclude ESC and Lloyd's. We also recognized
12.6 million as goodwill impairment expense related to our investment in ESC, as our insurance companies now in run-off are no longer able to write environmental policies that compliment ESC's ongoing business. This, of course, has no impact on tangible booked value. Finally, policy cancellation and the accelerated write off of deferred reinsurance costs added 4.8 million to our net loss. Jonathan will provide more details on this and our other results later.

The formal act of placing an insurance company in run-off is the necessary first step in the process used with regulatory authorities to eventually enable the company to obtain a release of the funds held under their jurisdictions. I'd like to walk you through what run-off means generally, and what it may mean for
Quanta. I will also summarize our plans for the Lloyd's and ESC business. As is common in the insurance industry when were capitalized we contributed all of our capital in the form of surplus down into our licensed operating company in
Bermuda, the US, and Europe.

We arranged our legal entities in such a way that one entity owns another entity and so forth. This, as you probably know, is known as stacking which is a structure commonly used by insurance companies as it results in favorable tax and capital efficiencies. While we were engaged in the insurance and reinsurance businesses this structure facilitated capital and dividend flexibility in our operating units including the entity that houses a significant portion of our surplus, Quanta Reinsurance Limited in Bermuda.

We maintained little cash as a holding company because we anticipated regular dividend payments from Quanta Reinsurance Bermuda to service our debt and other corporate needs. We also had access to a $25 million credit line as part of our credit facility. But now with our strategy shifting to one of orderly runoff, and with the goal of moving to one of capital preservation and release this structure may actually delay a speedy return of capital or dividends to our holding company.

Because of the jurisdictions in which our stacked structure is placed we may need approval to release the same capital from more than one regulator. As a first step we will submit withdrawal plans for each jurisdiction in which we have licenses. We're in the process of completing and filing our initial plans and having the appropriate discussions with our regulators. These plans focus on many pieces of information, in particular on the policy-related obligations that we have outstanding in terms of unexpired policy terms, claims reported, and claims anticipated to be reported.

We also focused on the liquidity and capital resources we have to provide a margin for adverse deviation in any of these estimates. For Quanta there are many key considerations that affect the timing of the execution of our withdrawal activities. For example, we have significant books of business in our home builder's warranty program, professional liability, and environmental businesses.

We expect that these lines of business will require liquidity and capital support for a long period of time. However, in order to help reduce the tail of these lines we are, and will continue to evaluate transactions such as renewal rights, portfolio transfers, and commutations that give us opportunity to pass our current and future policy obligations onto other carriers, or to mitigate risk and reduce capital needs, provided that it is economically attractive to
us. As a final comment on our runoff activities, I'd like to remind you that we continue to work with Friedman, Billings and Ramsey and JP Morgan to assist us in the evaluation of all opportunities being presented to the company.

Now onto Lloyd's. In looking at Lloyd's, because we like the prospects of that business, we took steps in the second quarter that we feel position it to continue to create value for our shareholders, even while the rest of our insurance operations are being liquidated. Specifically in June we signed a non-bonding heads of agreement with Lloyd's specialty insurer Chaucer Holdings
Plc under which a new managing agency may be created called Pembroke Managing
Agency Limited. This agreement is expected to contribute to the stabilization of the syndicate's position in the marketplace.

With respect to ESC, Quanta's inability to write insurance products that leverage ESC's environmental consulting business has led us to the decision to write off the goodwill associated with the ESC acquisition. Nevertheless we believe ESC has a solid environmental consulting business that is valuable to us or to a third party. We continue to explore opportunities for this business. As we execute our run-off plans and continue our strategic evaluation it is also imperative that we have the right infrastructure and leadership in place as a company. This includes everyone from the board of directors on down through the organization.

On July 26th we announced that Susan Cabrera joined our board of directors.
Susan brings a diverse management and analytical background in the insurance industry and is currently an executive consultant and educator. She is also an experienced private equity investor in the insurance industry serving as a partner of Capital Z Financial Service Partners and in the Investment Banking
Group of Morgan Stanley. We also announced on July 26th the resignation of Mike
Murphy as an officer deputy chairman and member of our board. Bob Lippincott has taken over the role as deputy chairman going forward.

In summary, run-off and ultimate release of our funds will take years of patience, diligence and thoughtful work. We continue to actively evaluate all viable opportunities and our committed to this effort.

With that, I'll turn it over to Bob.

Bob Lippincott: Thanks, Jim. What I'd like to do is drill down a bit further on some of the initiatives underway and their implications as we begin the run-off effort. Run-off is a particularly complex process and one that will require hard work and a long-term time horizon. Our book of business carries how long-term policy obligations that remain in force today. For example, our environmental business has policies with ten to twelve-year terms and net loss limits up to 25 million. The warranty portion of our HBW business typically features policies with a ten-year term and payment of claims can of course extend beyond that ten years.

We are also in the midst of the 2006 hurricane season, and some of our remaining policies have catastrophe exposures. The largest of that exposure resides in our marine REIT book. In addition our technical risk property portfolio and the builder's risk portion of our program business expose us to wind as well as fire, falling, and earthquake. Our environmental book had some site specific exposure to natural catastrophe with major exposure coming from two policies, one expiring September 1st, 2006 and the other expiring in May 2007. While we believe we have the capital base, liquidity and collateral position to honor our obligations, clearly our job is to mitigate the longevity, tail, and potential loss liability related to our in-force policy as we runoff the business lines.

To do this, we are looking at a combination of potential alternatives to reduce our risk profile including computation, the sale of portfolios of policies to other carriers, the cancellation of policies on existing or better terms and renewal rights transactions similar to the Liberty Mutual transaction that we announced during the second quarter. Of

course, any such transaction would only be entered into if we believed it is in the best economic interest of the company to do so.

Turning to Lloyd's I'd like to give you all a better sense of Syndicate 4000 and where it stands today. The syndicate operates in the A rated Llloyd's market and writes traditional specialty insurance products including professional liability, financial institutions, fidelity and crime, specie and fine art, and kidnap and ransom business. In the second quarter Syndicate 4000 posted $23.3 million of gross written premium and $15.8 million of net written premium. This compares to $24.7 million and $21 million of gross and net written premium in the prior year period.

The lack of year-over-year growth is largely due to near-term uncertainty of the syndicate in the Lloyd's market following Quanta's A.M. Best downgrade. But as
Jim noted we believe we are stabilizing this business by virtue of the heads of agreement with have signed with Chaucer and Syndicate 4000. Let me now discuss our expense reduction effort. Most of the following reductions were made at the end of the second quarter. A big piece of this effort thus far has centered on headcount reduction as we wind down several areas of our business and plan for the needs to service existing policies and manage the complexity of a run-off.

Thus far, excluding the Syndicate and ESC, we have reduced headcount from approximately 183 at the beginning of 2006 to 98 at the end of the second quarter. A large part of our costs are associated with salaries and benefits.
This takes a meaningful step toward our goal. It is our goal at the conclusion of the first stage of our run-off which we currently expect will take approximately one year to further reduce headcount to approximately 35 people, excluding our Lloyd's Syndicate and ESC. We believe we have fully accrued for the severance costs necessary to reduce headcount to this level. We are also actively pursuing initiatives that will reduce the costs of our real estate lease holdings and other external service costs.

I'll now turn it over to Jonathan.

Jonathan Dodd: Thank you, Bob. Good morning, everybody. Today I'm going to briefly cover our operating results and financial position, and also provide some further color on some of the steps we're taking to preserve capital during these initial phases of our runoff. Our net loss for the second quarter was 42.9 million or $0.61 per diluted share, compared to a gain of $0.15 per diluted share in the second quarter of '05. Our book value per diluted share was $4.62 as of June 30th, 2006 compared with $5.49 on December 31st, '05. Our tangible book value per diluted share was $4.45 as of June 30th, '06, compared with $5.13 at the year end '05.

In summary, there were five key drivers of our results this quarter.

First, as Jim noted, we have written off our entire goodwill asset related to the acquisition of ESC. This accounting treatment resulted in asset impairment charges of approximately $12.6 million. This write off has no impact on tangible book value or tangible assets.

Second, was $10.7 million of further severance provisions related to our planned headcount reductions. For the first six months of 2006 we've now reported $15.9 million in severance expense. This covers the expected cost of taking our headcount down to 35 excluding Lloyd's and ESC.

Third with loss development and newly reported claims totaling approximately
$6.8 million for the second quarter. We experienced modest development of $2.6 million on our 2005 hurricane expenses. We also saw new claims that exceeded our expectations primarily in a marine technical risk and aviation reinsurance product lines. These claims resulted in net losses after reinsurance of $4.2 million and included a marine hull and offshore energy fire claim.

The fourth driver of our results was a $3.3 million impact related to the accelerated recognition of deferred seeded reinsurance premium expense. We've also had a number of cancellations during the second quarter, and have returned or expect to return gross premiums written of $27.7 million to our clients.

The fifth driver is an investment accounting. In the second quarter of 2006, we again recorded unrealized losses on our fixed income securities through our income statement of approximately $4.9 million. Although this accounting treatment does not impact our shareholders equity or book value per share we are required to recognize these unrealized losses in the income statement instead of directly to shareholders equity because we are uncertain that we will be able to hold these securities through to their maturity.

I'll now briefly highlight our underwriting results for the quarter but want to note that comparisons over prior periods aren't meaningful at this point. As expected we saw declining written and earned premiums in the second quarter which obviously has had a substantial impact on our financial results.

Overall gross written premiums for the second quarter were $32.9 million while net written premiums were $10.1 million. Our gross written premium is net of the
$27.7 million of returned -- premiums returned to our clients through cancellations. As expected the two largest contributors of premiums written were our Syndicate at Lloyd's which wrote $23.3 million, and our HBW program which contributed $24.9 million of gross written premium in the second quarter. With respect to HBW, our MGA agreement does not expire until the end of 2006, and we can expect further premiums until the end of the year.

Turning to loss exposures, approximately $75 million of our $416 million in net loss reserves at June 30th, 2006 relate to the 2004 and 2005 hurricanes. The adverse development arising from the 2005 hurricanes in the quarter represents less than 3% of the amount we've recorded for those hurricanes at the end of the first quarter. We believe this development is in line with second quarter development across our industry peer group. As a reminder we still have windstorm exposures in our existing book of business particularly in our marine portfolio.

Although we have written a much lower number of new insurance contracts in 2006 we are carrying approximately $246 million of gross unearned premium reserves.
Our ongoing exposures and policy servicing commitments are expected to decline over time as policy terms expire the majority of which we expect by the end of
2007. To accelerate the expiration of our policy obligations, including claims, we have started to actively pursue the commutations and cancellations of certain of our in-force contracts where appropriate. I anticipate that this process will on some of our policies reduce the length of time to which we are exposed to loss also known as the tail.

Moving onto our investment results, our second quarter net investment income totaled $11.8 million, an increase of 5.6 million year over year. The increase is primarily due to an increase in the size of our asset portfolio. As noted
earlier we recorded $4.9 million of other than temporary impairment losses, bringing net realized gain and losses during Q2 '06 to $6.7 million. These net realized and unrealized investment losses were almost entirely a function of interest rate changes and not related to credit quality in the assets.

Now I'll make a few more comments on our G&A expenses. Salary and related benefit costs represent more than half of our G&A expenditures. Excluding the
Syndicate at Lloyd's and ESC we've now reduced our work force from 183 people at
December 31st, '05 to 98 at June 30th, 2006. And we expect to begin to see the benefits of these workforce reductions starting in the third quarter of this year. During the second quarter we increased our severance provisions by a further $10.7 million bringing the total for the year to $15.9 million.

These severance provisions represent costs associated with the first phase of our runoff plan that will bring our headcount down to approximately 35 people.
Excluding severance provisions our overheads were comparable to the prior year.
However, I remind you that throughout 2005 we were building our infrastructure and increasing staff particularly at Lloyd's in Europe as we grew those platforms. And I'll also remind you that most of our expense reduction and just recently have occurred toward the end of the second quarter so it makes it difficult to make meaningful comparisons year-over-year.

Turning to our financial position let me comment on our asset portfolio and our capitalization. We continue to maintain a high credit quality fixed income investment portfolio. As of June 30th, '06 the portfolio average credit quality remains AA plus rated. Our total liquid assets representing cash and fixed income investment securities, excluding those related to the deposit liabilities that we hold on behalf of our clients, was approximately $958.1 million.

Of this amount approximately one third represents unrestricted cash and investments. The other two thirds is currently restricted, and placed as security under the terms of trust agreements, regulatory requirements, or in support of LOC obligations under our credit facility. Our total capitalization at June 30th, 2006 was approximately $461 million. Our total capitalization consists of common shareholders equity of $324 million, pooled trust preferreds subordinate debt of $62 million and our Series A preferred shares of
75 million.

As Jim noted earlier substantially all of this capital has been contributed in foreign insurance entities in the US, Bermuda and Europe and are subject to the highly related environments of those jurisdictions. Specifically as of June
30th, 2006 the capital in our license insurance operations was domiciled as follows, approximately 244 million subject to Bermuda's jurisdiction. 108 million subject to Lloyd's unregulations of the financial services authority in the UK. Approximately 86 million is subject to US jurisdiction mainly in
Colorado and in Indiana. And finally, approximately 23 million is subject to the jurisdiction of the Irish Financial Services Regulatory Authority.

Also as Jim noted in his earlier remarks, the ownership of our structure of our operating entity does not facilitate the speedy return of capital given how all those entities are stacked. For example, any capital that may be released in the future by our US regulators would be divided up to our Bermuda company Quanta
Reinsurance Limited. And further released from that to our holding company that then required the approval of the Bermuda regulators.

Let me conclude now with some comments on our credit facility. There are no outstanding borrowings under the facility. We have approximately $211 million of letters of credit issued under the facility, which are fully secured with cash and other high credit quality and liquid assets. As you know, our credit facility is important in supporting our runoff in an orderly manner, because it provides a simple and efficient method of securing our obligation to take claims to our clients. These obligations will expand over several years, and therefore we working closely with our lenders to secure a total waiver or an amendment to our credit facility that reflects our expected needs during our runoff phases.

With that, I'll now ask the Operator to begin the Q&A session.

+++ q-and-a
Operator: [OPERATOR INSTRUCTIONS]

Your first question comes from the line of Kenneth Billingsley with BB&T. Please proceed.

Kenneth Billingsley: Good morning.

Jim Ritchie: Good morning, Ken.

Kenneth Billingsley: I wanted to just talk about -- just again could you talk about the loss ratio and the prior year development numbers again, just what were those numbers?

Jonathan Dodd: Good morning, Ken, how are you?

Kenneth Billingsley: I'm doing well.

Jonathan Dodd: You saw prior-year developments on our 2005 hurricane and we saw some new reported losses in our marine book. They totaled approximately $6.8 million and that contributed about 11, just over 11 points to our loss ratio.

Kenneth Billingsley: The 6.8 is a total between the hurricane and --?

Jim Ritchie: Yes, it is.

Kenneth Billingsley: Okay and just -- I mean I think you answered a number of questions from an expense side but just kind of a round up, what kind of timing are you looking for as exposures begin to roll off? I know you said that you have unearned premium that could go out to 2007 but then how much exposure --
what's the timing on that exposure if you don't do a commutation in the general?

Bob Lippincott: Ken some of the exposures run as far as ten years on our environmental book. And some of the other exposures as you well know in third party liability can run out for several years. So we're looking at those trying to mitigate those as best we can but there are exposures there.

Kenneth Billingsley: Can you talk about Susan Cabrera joining on the board, can you comment on what brought her to either your attention or vice versa seeing that you are in runoff? What is the feeling and the attraction here?

Jim Ritchie: Ken its Jim. I sit on the board of directors of the Ceres Group with Susan, and I became very impressed with her excellent analytical ability and extensive knowledge of the insurance company financials over the last couple of years. During the runoff process we had a lot of difficult decisions to make as Bob noted in looking at portfolio transfers, commutation and of course the various strategic options that are being presented to us through our bankers.
Having someone like Susan to assist us on the board I saw as a real positive addition.

Kenneth Billingsley: Can you answer maybe on her side at all about maybe what she commented to you about why she took that opportunity?

Jim Ritchie: I think she -- she clearly understands the challenges that we have.
She's very stimulated intellectually by those challenges. She agrees that she has a contribution to make and is ready, willing, and able to do that. And she's very energized actually and very excited by all the things that are on our plate.

Kenneth Billingsley: On the expense side something that you've given in the notes before was essentially insurance operating expenses so we could back into a combined ratio. Do you have that number?

Jonathan Dodd: There is an allocation of expenses that you'll see in the supplement, Ken, in the statement notes and obviously when we file the Q you'll see the same. You'll see that there. I will caution you that we do allocate expenses based off a capital model and I think we've probably spoken about that before. You get some unusual results through allocations now between insurance and reinsurance given that we're not writing business and therefore dedicating directly capital to writing business so I would caution you on that but you will see the data.

Kenneth Billingsley: And I have -- the financial supplements, is that supposed to be on your Web page by now?

Jonathan Dodd: Yes it should be.

Kenneth Billingsley: Okay guys I don't see that.

Jonathan Dodd: My apologies, Ken.

Kenneth Billingsley: That's okay just the last two questions on here one was still related to the severance expense. We usually end the plan -- is that through the end of 2006 you would expect, by the end of 2006, you expect your headcount to be at 35?

Jim Ritchie: Ken this is Jim again. I'm expecting to see 35 by the end of what I call Phase I of run-off and I'll explain what I mean by that in a second. I think we get there around mid-yearish of 2007. Now back to what is Phase I,
Phase I looks like the majority of our policy terms are expired with exception of, as Bob noted, environmental and HBW which go out for ten years. Item 2 is the majority of our 2004 and 2005 hurricane claims are paid and the related reinsurance collected. Item 3 the majority of our premiums collected and fourth and final runoff plans submitted to every one of the applicable regulatory authorities and the 2000 statutory returns allow with any supplemental actuarial work filed with the regulators.

Kenneth Billingsley: Then I saw you filed an 8-K regarding Michael Murphy and his severance. Were you looking at not paying the $2 million or was there a potential of not paying on the total year the paid legal expenses of $25,000?
Can you talk about that?

Jim Ritchie: Ken I don't really know that I have any meaningful comment over what we've already said in the 8-K. I hate to spend money and, of course, before
I'm going to do that I need to get assurance that I'm not spending more than I need to so maybe we can leave it at that.

Kenneth Billingsley: Okay and I'm sure someone will ask this question but I just want to make sure it does get asked. Can you talk about the preferreds and maybe what your plan is there?

Jim Ritchie: Getting money to our shareholders whether they're preferred or common is my top priority. Of course, you're aware this could be accomplished through either sale of the company in total or through the payment of dividends.
We're still working with Friedman, Billings and Ramsey and JP Morgan relative to the former. The latter, meaning the payment of dividends, requires essentially two things, agreement on the part of the credit facility and agreement on the part of our insurance regulators to pay dividends from our insurance companies up to the holding company, we are also working on those things.

Kenneth Billingsley: Okay but just nothing concrete to announce yet.

Jim Ritchie: Thank you.

Operator: Your next question comes from the line of Mark Dwelle with Ferris,
Baker, Watts. Please proceed.

Mark Dwelle: Yes good morning. Just wanted to focus a little bit more on the severance charge. You know when I calculate that backwards I guess it works out to like $100,000 a head. Obviously there are a few larger figures within there that skew that upwards?

Jonathan Dodd: Hi Mark its Jonathan, good morning.

Mark Dwelle: Good morning.

Jonathan Dodd: Yes total severance charges -- well we had that 10.7 in the quarter. And when you've done your run rate I think your math is down to about correct. That number does include salaries and other direct benefits, first of all, and then to your question about the weighting, yes it does include some higher paid folks and it does include some people who did have, as we termed, retention agreement that were issued earlier in the year and some of those were higher paid executives.

Mark Dwelle: Mr. Murphy's agreement is included within that total?

Jonathan Dodd: Yes he's included in our year-to-date number as well.

Mark Dwelle: And so when I go from the say $4 million to $6 million that you had kind of guided last quarter for the second quarter part of that increment is that addition and then the balance just more people brought down to 35?

Jim Ritchie: Mark, this is Jim. That's absolutely right. As we got further into the formulation of our run off plan we were in a position to actually target then the 35 ultimate headcount number that we put on the table so therefore we were in the position to do the necessary support that you need in order to put up an accounting accrual.

Mark Dwelle: Okay jumping over to the loss side you already had talked about the kind of development in the quarter. If my math is fairly close it looks like the booking rate on

basically new business is somewhere in the neighborhood of 100%
combined ratio? The supplement doesn't appear to be up yet so that's why I'm asking.

Jonathan Dodd: In the quarter overall loss ratio, net loss ratio was 82%. There were really two key drivers into that and hopefully they'll get to your question. I'm going to take three key drivers. We do have much lower earned premium through cancellations and through not writing new business. We haven't seen the benefits of our overhead reductions yet. Most of those particularly with respect to people -- this happened after our run off announcement and towards the end of the second quarter. So that will naturally inflate the combined ratio significantly and should not be, I think, indicative of a run rate. On the loss side we did have two things that have contributed to, I think, quite a significant increase in the loss ratio.

We mentioned the hurricanes already, the 2.6 million development from '05 storms and we have some new losses in marine Re of 4.2. Those two events brought another 11 points, just 11 percentage points to our loss ratio. We also mentioned this concept of seeded reinsurance premium. We buy several quota share type reinsurance type protections and quite often they have a minimum and fixed deposit.

They don't vary directly with gross written premium for example. So what happens is, although our gross written premium has declined, and indeed we've returned some of it, we're still locked into a minimum cost on the seeded side. And under the accounting rules we have to accelerate that cost. So if you think about it in effect you've got a fixed cost seeded premium that's become more expensive as a percentage of the variable gross written premiums. And you recognize that expense now.

So if you're accelerating that seeded premium expense that's added approximately
5.5 points to our loss ratio. So I think those two things, the severance charges and our overhead and not seeing the benefit for those lead to a significant combined ratio for the quarter.

Mark Dwelle: Is it fair to say then at this point -- obviously you can't predict loss development. That happens how it happens, but as far as things of that nature like the accelerated seeded premium or I guess anything of that nature has most all of that now run through the accounts or will there be a steady drip of this in the following quarters?

Jonathan Dodd: Well on that minimum seeded premium expense, yes, we have to estimate that and catch it all now. So our expectation is yes we have [reported]
on that. Now that may change depending on other premiums fixed going forward.
And as for losses it's difficult to predict any significant or unexpected Cat losses. Yes we do have Cat loss exposure that could spike a loss ratio and obviously it's hard to predict that at this point.

Mark Dwelle: No I understand that. I'm really more thinking of in terms of I guess I'll call it accounting driven impacts that would fall into future quarters that might be apart from I

guess real and developed losses. Is there anything like that that you can foresee that would be -- that we should factor into our forward estimates?

Jim Ritchie: Well Mark remember that the reinsurance premiums basically are a timing item. We have -- we still have about I think $85 million worth of deferred premium on the books that will flow through expense in the coming periods.

Mark Dwelle: How long is the tail on that? That's what runs out through '07 then?

Jonathan Dodd: Yes most of our reinsurance is quota share-based so it matches off against the earning of our income in books through the earnings of gross earned premium reserves and as I said earlier we anticipate most of that to earn off or runoff by the end of '07. But as Bob said we also have some other longer tail policies that take this out 10 maybe 12 years in exposure and earnings.

Mark Dwelle: Right okay. That's all for now. I'll jump back in the line if I have any more.

Jim Ritchie: While we're waiting for questions, we just checked into the supplement. It was put up on our Investor section of our website earlier this morning.

Operator: Your next question comes from the line of Bill Stern with Stern
Brothers. Please proceed.

Bill Stern: Thank you, good morning. Do you think with getting down to 35 employees and with the Lloyd's of London that there's any chance, let's say, by
2008, 2009 you generate enough cash to make a profit or you think we're just going to be in a straight liquidation over the next couple of years? Thank you.

Jim Ritchie: Bill its Jim. It's a little difficult at this early stage to address that and I certainly don't want to give -- make any forecasts here. When we look at the future of a company and whether it's not economically viable for us to be running it off ourselves and for more than a couple of years we have to sort of go back to the point that Bob was making earlier is that we have some long liabilities or some long policy terms in the environmental and HBW area that we're going to need to -- we would need to find a way to get off of the books.

Bill Stern: I understand.

Jim Ritchie: And if that's -- if that's done we have an extremely attractive and lean structure left at the holding company. Flipping over to Lloyd's to sort of get at the latter part of your question we're very excited by the business prospects that we've seen there -- by the underwriting team that we have there, and by the association with Chaucer. I don't want to make any predictions on how that could grow but I'm very encouraged at this point. So what we would need to have happen is part a) get what's left of the Quanta runoff operations down to a very small easy REIT, an expense structure to take forward and continue to see or see a very good profitable growth coming out of Lloyd's.

Bill Stern: Thank you.

Jim Ritchie: Thank you, Bill.

Operator: Your next question comes from the line of Jay Willadsen with Lee
Munder Capital. Please proceed.

Jay Willadsen: Hi guys.

Jim Ritchie: Hey.

Jay Willadsen: Just trying to get an idea of the probability that somebody will take over -- or how easy is it to commute the HBW and the environmental?

Jim Ritchie: Bob do you want to take that or do you want me to?

Bob Lippincott: Okay let me -- let me try to tackle that one. It's difficult at this point in time to give you a specific answer. You know we are looking at whatever options are available out there and they can be many and varied. I can't answer for the reinsurance marketplace that may look at what options we would like to package and put into the marketplace. But I would just like to leave you with the thought that rest assured we will look at every opportunity to mitigate chaos in any one of our portfolios. And we'll look at that diligently from the perspective of management and the capability of finding someone that may be able to produce for us that option at a cost that's reasonable to Quanta.

Jim Ritchie: Yes I guess Jay my perspective is remember we don't -- we never saw anything wrong from an underwriting perspective with either the HBW business or the environmental business. They both happen to be extremely complex so the trick will come down to how we are able to package them and present them to the marketplace.

Jay Willadsen: Right I guess, if somebody -- whoever takes it over is obviously going to want to extract their pound of flesh but if that longer tail stuff is gone then it makes it a lot easier for you guys to run down the business, correct?

Jim Ritchie: Absolutely true.

Jay Willadsen: So I guess how big a haircut are you willing to take on the -- or how much of the economics are you willing to give up, I guess, on the long tail stuff?

Jim Ritchie: And that we will -- that will come true in the negotiation.

Jay Willadsen: Okay do you know -- I mean can you provide examples of where people have taken over long tail stuff like this?

Jim Ritchie: I think -- you know Jay it's really not for me to say how those negotiations are done between individual firms. I think we all know in the marketplace that there are people out there that do this but mostly done within the confines of confidentiality and I think the only way you see what happens is how it's squeezed out the back end of each person's balance sheet. And if you could individualize it on that basis then you can find out the number. But I would not want to make even a wild guess on one of these and point you in the direction of seeing where you can find it.

Jay Willadsen: Okay thanks.

Operator: Your next question comes from the line of [Michael Spector]with
[Bakken Capital]. Please proceed.

Michael Spector: Good morning guys.

Jim Ritchie: Good morning, Michael.

Michael Spector: A couple of questions, one I just want to make sure I heard it correctly that you said that the $10.7 million which is a severance charge that you guys took this quarter plus the charges for last -- the severance charges for last quarter, that will get you down to the 35 number?

Jim Ritchie: True.

Michael Spector: There's no more -- you're not expecting any more severance charges until maybe after you get to that 35 number?

Jim Ritchie: Or I don't want to speculate on that because we may need to change certain individuals from time to time but it's -- our best view right now is that the provision is adequate to take us to that point.

Michael Spector: Okay secondly could you provide us any breakdown of the G&A for this quarter? It looked G&A was pretty flat excluding the severance charges from
Q1 to Q2 and I was just -- you mentioned that you'd laid off most of the people
I thought like at the end of the quarter and I just wonder if you could break down personnel versus some of the other big categories you have?

Jonathan Dodd: Sure Mike well you're right. When you take out the severance which is 10.7 you do get very comparable to where we were this quarter last year. It's about 24 million but it's a difficult comparison to make as I said earlier given the different stage of the business life that we're in. Breaking it down excluding severance salaries and other benefits which is just under $13 million for the quarter we have direct Lloyd's Syndicate agency costs of about
$2 million.

Our office rental costs were just over $1.5 million. Professional and legal fees and these include costs to independent actuarial firms, other consulting, JP
Morgan, our advisors,

the legal work associated with the strategic evaluation of the special committee of the board. That's a significant number. That's $3 million in the quarter. Our audit and 404 costs what were a $1.3 million accrual in the quarter. And then everything else is spread across things like information technology. Obviously we're doing some system changes to better facilitate our run off, our insurances etcetera, etcetera and other facility.

Michael Spector: Okay and have you -- I mean what are your thoughts as far as how that's going to play out in Q3?

Jonathan Dodd: How that's going to play out? Well I expect salaries and benefits to start diminishing in Q3. That will be the significant change. I can't speculate at this point on where we may be spending professional or legal and the audit costs. The board is yet to complete the strategic evaluation. There may well be other professional fees and legal fees associated with that so I'd hate to speculate or give any guidance on that. As you know -- as you may well know we have consolidated office space in Bermuda and we're working quite hard at finding smaller and more cost efficient space for our New York operations.
That's not going to happen in third quarter but it has to happen at some point in the future.

Michael Spector: Okay and what are your thoughts initially as far as how much did your personnel go down in Q3?

Jonathan Dodd: Can you repeat the question? Sorry Michael.

Michael Spector: How much do you think the -- the salaries and benefits and bonuses should go down from Q2 to Q3, the $13 million?

Jonathan Dodd: I don't have that information and as Jim noted we put out a goal within a year or so to get to 35 people. A lot of those changes in staff people don't know. We may not know exactly within that year when people are actually going to be leaving so I won't speculate on that at this point either.

Michael Spector: Okay also just one further question is there any way to get your top five primary insurers to know who those companies are?

Jonathan Dodd: Our reinsurers?

Michael Spector: No the people that you -- the company who you are reinsuring, the primary insurers. You know if AIG announces that they are increasing their reserves for the hurricanes from '05 that we can kind of follow AIG or Allstate or whoever that you guys are reinsuring?

Jonathan Dodd: We have many, many clients, Michael, across all our lines of business.

Michael Spector: Okay.

Jonathan Dodd: We don't disclose quite often what is confidential information about our arrangements with our clients.

Michael Spector: Okay.

Jonathan Dodd: Naturally at this point HBW is a very significant one and they have thousands of underlying clients within that program so we couldn't even go there. But we don't give that kind of information.

Michael Spector: Okay, great. Well thanks for answering my questions.

Operator: Your final question comes from the line of Mark Dwelle with Ferris,
Baker Watts. Please proceed.

Mark Dwelle: Yes just one other follow up. It does look like your supplement is up now by the way. With respect to -- there are a number of lines of business that were obviously effectively put into runoff during the second quarter and that would then result in policyholders choosing to terminate or commute. Is there some sort of timeline or time limit over which they have to make those choices? Which is to say within 90 days do they need to exercise that option or will we continue to see terminations and commutations into the forward quarters based on their own decisions?

Jim Ritchie: Commutation can happen actually at any time. You know obviously years after -- even years after the end of the policy terms. Cancellations usually happen during the policy term. I'm not aware of any of our -- any policies that actually set a limit on when in the term it could be cancelled.

Mark Dwelle: Okay so just because we've moved sort of 90 days past when a lot of those businesses were put into runoff it really doesn't preclude somebody from asking for and receiving a cancellation or really at any time until the premium has been entirely earned out?

Jonathan Dodd: Yes I think -- I think just to clarify there are differences between commutation and cancellation. There are many of them but the way I look at it commutation you're typically engaged in some form of negotiation even when the policy may have expired already there isn't a contractual feature out there that talks about commutations. And the thing you're normally negotiating around apart from price is the value of the loss reserves that may be carried at that time. Now with longer tail lines the commutation discussions could happen tomorrow, they could happen a number of years from now.

Now when you flip that over and compare to cancellations that quite often and more often -- and what we've seen thus far is on our primary insurance policies where there are specific cancellation provisions within the contract and we would normally follow those types of provisions and it's not a subject to negotiation. And quite often, as Jim said,

because it's in the contract the cancellation notice would likely be at the option of the client and it would happen during the contract term.

Mark Dwelle: Yes I think my question was really geared more towards the cancellation than the commutation. And just trying to get a sense, I mean I can sort of visualize what your gross premiums have been running at and so forth but obviously that number gets then offset by the amount of cancellations which is comparatively more unknown. And just trying to get a sense of -- as to whether there was some sort of almost [statutory] limitations on that? I guess I'm gathering that there really is not.

Jonathan Dodd: There is not.

Mark Dwelle: Okay that's all I have then. Thanks.

Jim Ritchie: Okay well I want to thank everybody for joining us in the call today and hope you have an enjoyable balance of the day. Thanks.

Operator: Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Thank you and have a good day.